Exhibit 10.3

THIS AGREEMENT (herein referred to as the “Non-Interference Agreement”), dated as of October 6, 2006 by and among BCE Inc. (“BCE”), a corporation incorporated under the laws of Canada, Telesat Canada (“Telesat”), a corporation incorporated under the laws of Canada, Mobile Satellite Ventures (Canada) Inc. (“MSV Canada”), a corporation incorporated under the laws of the Province of Ontario, Mobile Satellite Ventures Holdings (Canada) Inc. (“Holdco”), a corporation incorporated under the laws of the Province of Ontario and Mobile Satellite Ventures LP (“MSV US”), a limited partnership governed by the laws of the State of Delaware.

WHEREAS TMI Communications and Company, Limited Partnership (“TMI”), a limited partnership formed under, and governed by, the laws of the Province of Quebec, and MSV US are the shareholders of Holdco, and Holdco and MSV US are the shareholders of MSV Canada;

WHEREAS TMI, Holdco, MSV Canada and MSV US are the parties to a shareholders agreement dated as of November 26, 2001, as amended, (the “Shareholders Agreement”) related to the affairs of Holdco and MSV Canada;

WHEREAS BCE and Telesat directly or indirectly hold all of the partnership interests in TMI;

WHEREAS, MSV Canada holds Canadian licences related to its operations in the L-Band (as hereinafter defined);

WHEREAS MSV Canada, Holdco and MSV US wish to further identify their interests in the L-Band and to obtain certain non-interference assurances from BCE and Telesat; and

WHEREAS BCE and Telesat wish to further identify their interests in the L-Band and in the other radio frequency spectrum and to obtain certain non-interference assurances from MSV Canada and Holdco.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1.	In this Non-Interference Agreement, in addition to the capitalized terms defined elsewhere herein, the following capitalized terms have the following meanings:

“Act” means the Business Corporations Act (Ontario) as now enacted or as the same may from time to time be amended, re-enacted or replaced.

“Affiliate” has the meaning set out in the Act.

“Associated Licences” means the rights granted by a regulatory organization to use an orbital location for the purposes of operating a communications satellite that provides a communications service in the L-Band, and the associated satellite-to-earth-station and earth-station-to-satellite feeder links that are used to communicate with that satellite, as well as any authorization material to the implementation of the ancillary terrestrial component (“ATC”) associated with the L-Band.

“Interfering Act” means any communication, written or oral, whether public or private, to any governmental official or regulatory organization or international telecommunications organization (including the ITU), or directed at the media (if made by an identified and authorized BCE spokesperson or Telesat spokesperson, as the case may be, and where such communication directed at the media is not subsequently denied within 5 days after notice is given by MSV US to BCE or Telesat, as the case may be, that such communication was made), that could reasonably be expected to materially impair (i) the utilization by MSV US or MSV Canada of any L-Band Spectrum Licences and any Associated Licences necessary for the use of such L-Band spectrum currently held by MSV US or MSV Canada or their Subsidiaries, (ii) the utilization of L-Band spectrum licensed to MSV US and/or MSV Canada and/or L-Band Spectrum Licences (or obtaining any new L-Band Licences required) for ATC purposes; or (iii) the efforts of MSV US or MSV Canada to acquire and utilize other L-Band Spectrum Licences, provided that nothing in this Agreement shall be construed to require BCE, Telesat or any of their Subsidiaries or Affiliates to affirmatively facilitate the use by MSV US or MSV Canada of any spectrum or Spectrum Licence (or prohibit BCE, Telesat or any of their Subsidiaries or Affiliates from opposing any efforts by MSV US or MSV Canada to require BCE, Telesat or any of their Subsidiaries or Affiliates to do so). For purposes of clarity, and not by way of limitation, any such communication requesting, supporting or promoting a process to auction, license or sell any L-Band Spectrum would be an Interfering Act.

“L-Band” means the 1525-1544/1545-1559 and 1626.5-1645.5/1646.5-1660.5 MHz radio frequency bands.

“Spectrum Licence” means a spectrum licence issued by a regulatory organization that authorises the holder thereof (and its customers or other permitted users) to make use of a specified radiofrequency band, and which may specify a specific geographic area to which such authorization applies.

“Subsidiary” has the meaning set out in the Act but excludes (i) an issuer whose securities are publicly traded on an organized securities marketplace other than, for BCE, Bell Canada, (ii) MSV Satellite Ventures (Canada) Inc. and MSV Satellite Ventures Holdings (Canada) Inc. and (iii) Terrestar Networks (Canada) Inc. and Terrestar Networks Holdings (Canada) Inc.

2.	NON-INTERFERENCE BY BCE AND TELESAT

2.1.

Neither BCE, Telesat nor any of their respective direct or indirect Subsidiaries (whether as of the date hereof or subsequently acquired or created) nor their respective directors, employees, agents and representatives acting on behalf of BCE or one of its Subsidiaries or Telesat or one of its Subsidiaries (as the case may be), shall commit any Interfering Act. BCE and Telesat shall use reasonable commercial efforts to cause their respective Subsidiaries that are excluded from the definition of “Subsidiary” because their securities are publicly traded (“Excluded Subsidiaries”) not to commit any Interfering Act.

Notwithstanding the foregoing, BCE and Telesat shall not be deemed to be in breach of their respective obligations hereunder if an Interfering Act is committed by one of their respective Subsidiaries (excluding Telesat itself) in order for such Subsidiary or the directors, employees, agents or representatives of such Subsidiary to comply with their legal (including fiduciary) obligations or contractual obligations, provided that such contractual obligations were entered into by the Subsidiary and a third party that is not an Affiliate (before or after the date hereof) in good faith with no specific intention to avoid the covenants provided for in this Agreement, and, in the case of a wholly-owned Subsidiary, without knowledge of BCE or Telesat, as the case may be, and any determination to engage in such activities by the directors, employees, agents or representatives of such Subsidiary to comply with their legal (including fiduciary) obligations was not with the intention of circumventing the covenants provided for in this Agreement. Nothing in this Non-Interference Agreement restricts BCE, Telesat or any Subsidiary or Excluded Subsidiary of BCE or Telesat, whether alone or in conjunction with one or more third parties, from applying or bidding for Spectrum Licences in the L-Band or Associated Licences in a government sponsored auction or other government process, solely to the extent neither BCE nor any Subsidiary of BCE or Telesat nor any Subsidiary of Telesat (as the case may be) covered by this Agreement committed a breach of the covenant provided for in this Section 2.1 resulting in such L-Band spectrum or Associated Licences becoming available in such auction or other government process, provided however that Telesat shall be prohibited from applying or bidding for L-Band Spectrum Licences or Associated Licences in such a government sponsored auction or other government process to the extent that the actions of an Affiliate of Telesat, including a controlling shareholder thereof, would have constituted an Interfering Act, were that Affiliate a signatory to this Agreement and such Interfering Act resulted in such L-Band spectrum or Associated Licences becoming available in such auction or other government process.

2.2.	Notwithstanding anything else to the contrary in this Non-Interference Agreement, BCE and Telesat shall not be deemed to be in breach of their respective obligations in Section 2.1 until such time as (i) BCE or Telesat (as the case may be) has actual knowledge of an Interfering Act, or (ii) either MSV Canada or MSV US, as the case may be, or their respective successors or permitted assigns, has provided notice in writing to BCE or Telesat (as the case may be) of an alleged Interfering Act and BCE or Telesat (as the case may be) has failed to discontinue such Interfering Act within five (5) business days of receipt of such notice or to use commercially reasonable efforts to cause its Excluded Subsidiary to discontinue such Interfering Act as promptly as practicable.

2.3.	The obligations of BCE and Telesat set out in Section 2.1 above shall commence on the date hereof and shall continue for a period (the “Term”) that terminates on the seventh anniversary of the date of execution of this Agreement.

2.4.

For purposes of clarity, the provisions of this Section 2 shall not be interpreted to prohibit BCE, Telesat or any of its Subsidiaries or Affiliates from providing commercial goods and services in the ordinary course of business to parties engaged in businesses competitive to the businesses of either MSV Canada or MSV US. In addition, the obligations of BCE and Telesat under this Section 2 shall not be interpreted to apply to any BCE or Telesat parent company (other than, in the case of Telesat, BCE itself), except that the actions of a controlling shareholder of Telesat may impact Telesat as set forth in the final proviso of Section 2.1. Should Telesat cease to be a Subsidiary of BCE, Telesat and BCE shall then be treated as separate parties for the purposes hereof and a breach of any provision of this agreement by Telesat or one of its Affiliates shall not affect BCE and its Affiliates and a breach of any provision of this agreement by BCE or one of its Affiliates shall not affect Telesat and its Affiliates.

3.	NON-INTERFERENCE BY MSV CANADA AND HOLDCO

3.1.	If, at any time during the Term, MSV US requests a bid or application by MSV Canada or Holdco, or MSV Canada or Holdco otherwise intends to bid or apply and MSV US does not exercise a veto on such bid or application pursuant to S. 5.7 (d) of the Shareholders Agreement, for a Spectrum Licence in the L-Band in a government sponsored auction or other government sale or licensing process (referred to herein as making a “Spectrum Application”), which auction, sale or licensing process was not initiated or otherwise requested, supported or promoted by BCE or Telesat through an Interfering Act, and in which parties in addition to, or other than, the then current holders of L-Band Spectrum licences are eligible to participate, it shall immediately notify BCE and Telesat in writing, describing the Spectrum Licence and spectrum that is the subject of the Spectrum Application and the expected timing of events (the “Spectrum Availability Notice”). Within 15 days of receipt of a Spectrum Availability Notice, BCE or Telesat may notify the sender of the notice, stating that it or any of its Affiliates, either alone or in conjunction with one or more third parties, intends to make a Spectrum Application that, in whole or in part, relates to the same Spectrum Licence or spectrum that is the subject of the Spectrum Application for which MSV US has requested a bid or application by MSV Canada or Holdco, or for which MSV Canada or Holdco otherwise intends to bid or apply and MSV US does not exercise a veto on such bid or application pursuant to S. 5.7 (d) of the Shareholders Agreement (the “Application Intention Notice”). If BCE or Telesat gives an Application Intention Notice to MSV US within the 15 day time period, MSV Canada and Holdco shall not make the Spectrum Application that is the subject of the Spectrum Availability Notice, or any part thereof, unless prior thereto, MSV US purchases, or causes an Eligible Purchaser (as defined in the Shareholders Agreement) to purchase for book value, the common shares of Holdco then held by BCE, Telesat and their respective Subsidiaries. Nothing in this Section 3.1 shall be construed to restrict MSV US from making such a Spectrum Application on its own behalf, whether independently or with a third party other than MSV Canada or Holdco.

3.2.

If, at any time during the Term, MSV US requests a bid or application by MSV Canada or Holdco, or MSV Canada or Holdco otherwise intends to bid or apply and MSV US does not exercise a veto on such bid or application pursuant to S. 5.7 (d) of the Shareholders Agreement, for a Spectrum Licence in a radio frequency other than the L-Band in a government sponsored auction or other government sale or licensing process or otherwise acquire rights to spectrum or Spectrum Licences in a radio frequency other than the L-Band (referred to herein as making a “Non L-Band Spectrum Application or Acquisition”) it shall immediately notify BCE and Telesat in writing, describing the Spectrum Licence and spectrum that is the subject of the Non L-Band Spectrum

Application or Acquisition, the process to be employed and the expected timing of events, and MSV Canada and Holdco shall not make such Non L-Band Spectrum Application or Acquisition, or any part thereof, unless prior thereto, MSV US purchases, or causes an Eligible Purchaser (as defined in the Shareholders Agreement) to purchase for book value, the common shares of Holdco then held by BCE, Telesat and their respective Subsidiaries. Nothing in this Section 3.2 shall be construed to restrict MSV US from making such a Non L-Band Spectrum Application or Acquisition on its own behalf, whether independently or with a third party other than MSV Canada or Holdco.

4.	REPRESENTATIONS AND WARRANTIES

Each party hereto represents and warrants to the other parties hereto as follows:

4.1.	Organization and Good Standing; Power and Authority. It (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; and (ii) has all requisite power and authority to enter into and carry out the obligations contemplated by this Non-Interference Agreement;

4.2.	Authorization of Documents. The execution, delivery and performance by it of this Non-Interference Agreement and the performance of the obligations contemplated hereby have been duly authorized by all requisite corporate action on its part, and this Non-Interference Agreement when executed will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and except to the extent that the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defences;

4.3.	No Conflict. The execution and delivery by it of this Non-Interference Agreement and the performance by it of the obligations contemplated hereby and compliance with the provisions hereof will not: (a) violate or conflict with, or require any consent, approval, notice or filing under, any provision of any applicable law or agreement to which it is a party; or (b) violate its organizational documents;

4.4.	Litigation; Orders. There is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best of its knowledge, threatened against it which if determined adversely to it could reasonably be expected to have a material adverse effect on its ability to perform the obligations contemplated by this Non-Interference Agreement; and

4.5.	Consents. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required by it in connection with the execution, delivery and performance of this Non-Interference Agreement other than permits, authorizations, consents and approvals which, if not obtained, could reasonably be expected to have a material adverse effect on its ability to perform the obligations contemplated by this Non-Interference Agreement.

5.	MISCELLANEOUS

5.1.	Entire Agreement; Amendment. This Non-Interference Agreement, including the documents referred to herein or furnished pursuant hereto, constitutes the entire Agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written Agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Non-Interference Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the parties hereto.

5.2.	Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Non-Interference Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

5.3.	Governing Law. This Non-Interference Agreement is being executed and delivered in, and shall be governed by and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the nonexclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case having jurisdiction over the County of New York, for any dispute arising out of or relating to this Non-Interference Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts unless such courts shall have declined to exercise jurisdiction), and further agrees that service of any process, summons, notice or document by registered mail to its address set forth in this Non-Interference Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Non-Interference Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient or improper forum.

5.4.	Headings. Section headings contained in this Non-Interference Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Non-Interference Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

5.5.

Execution in Counterparts. To facilitate execution, this Non-Interference Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to

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bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Non-Interference Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

5.6.	Binding Effect. Subject to any provisions hereof restricting assignment, this Transfer Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Non-Interference Agreement as of the date first above written.

BCE INC.

By:	/s/ L. Scott Thomson
Name: Scott Thomson
Title: Executive Vice President, Corporate Development

MOBILE SATELLITE VENTURES LP

By: MOBILE SATELLITE VENTURES GP INC., its General Partner

By:	/s/ Randy Segal
Name: Randy Segal
Title: Senior Vice President and General Counsel

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Beth Creary
Name: Beth Creary
Title: Secretary

MOBILE SATELLITE VENTURES HOLDINGS (CANADA) INC.

By:	/s/ Beth Creary
Name: Beth Creary
Title: Secretary

TELESAT CANADA

By:	/s/ T.H. Ignacy	/s/ J.E. Perkins
	Name: T.H. Ignacy	J.E. Perkins
	Title: Chief Financial Officer	V.P., Law